EXHIBIT 3.1a

THIS COMPOSITE ARTICLES OF INCORPORATION OF DISH DBS CORPORATION (THE “CORPORATION”) REFLECTS THE PROVISIONS OF THE CORPORATION’S AMENDED AND RESTATED ARTICLES OF INCORPORATION, AS AMENDED AND RESTATED ON AUGUST 25, 2003 AND DECEMBER 12, 2018, AND ALL AMENDMENTS THERETO FILED WITH THE COLORADO SECRETARY OF STATE THEREAFTER ON OR PRIOR TO MARCH 29, 2024, BUT IS NOT AN AMENDMENT OR RESTATEMENT THEREOF.

COMPOSITE

ARTICLES OF INCORPORATION

OF

DISH DBS CORPORATION

(formerly known as ECHOSTAR DBS CORPORATION)

(incorporating all amendments)

1.	The name of the corporation is DISH DBS Corporation

2.Its registered office in the State of Colorado is located at 303 E. 17th Avenue, Suite 1100, Denver, Colorado 80203-1264.  The name of its resident agent at the address is Gregory S. Brown.

3.Its initial principal office in the state of Colorado is located at 9601 S. Meridian Boulevard, Englewood, Colorado 80112.

4.	The corporation shall have perpetual existence.

5.The number and class and/or series of shares the corporation is authorized to issue is as follows:

Number of Authorized Shares	Class or Series	Par Value

1,000,000	Common	$0.01

The board of directors is hereby authorized to prescribe by resolution the preferences, limitations and relative rights of each of the above class or series of stock.

6.At all meetings of shareholders, a majority of the shares entitled to vote at such meeting represented in person or by proxy, shall constitute a quorum.  At any meeting at which a quorum is present, the affirmative vote of a majority of the shares represented at such meeting and entitled to vote on the subject matter shall be the act of the shareholders, unless the vote of a greater proportion or number is required by the laws of Colorado.

7.No shareholder of the corporation shall have any preemptive or other right to subscribe for or otherwise acquire any additional unissued or treasury shares of stock, or other securities of any class, or rights, warrants or options to purchase stock or scrip, or securities of any kind convertible into stock or carrying stock purchase warrants or privileges.

8.The governing board of this corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such matter as shall be provided by the bylaws of this corporation.

The name and addresses of the first board of directors, which shall be three (3) in numbers, are as follows:

NAME	ADDRESS
Charles W. Ergen	90 Inverness Circle East Englewood, CO 80112

James DeFranco	90 Inverness Circle East Englewood, CO 80112

David K. Moskowitz	90 Inverness Circle East Englewood, CO 80112

9.To the fullest extent permitted by the laws of Colorado, as the same exist or may hereafter be amended, a director of the corporation shall not personally be liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this Article by the shareholders of the corporation shall be prospective only and shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification

10.The name and address of the sole incorporator signing the articles of incorporation is as follows:

NAME	ADDRESS
Gregory S. Brown	202 East 17th Avenue Suite 1100 Denver, Colorado 80203-1264